UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2016
Kemper Corporation
(Exact name of registrant as specified in its charter)
Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 26, 2016, the Compensation Committee of the Board of Directors of Kemper Corporation (the “Company”) took the following actions:

•
approved a new form of award agreement for grants of performance-based restricted stock units (“PBRSUs”) under the Company’s 2011 Omnibus Equity Plan, with a new, additional performance metric based on adjusted return on equity; the new agreement provides that the vesting terms for fifty percent of the PBRSUs granted will be based on the new metric and the vesting terms for the other fifty percent will be based on the previously-approved metric of relative total shareholder return;

•	approved a change in the Company’s practice regarding the annual equity award grant date to a fixed date of March 1 each year; and

•	approved March 1, 2016 grants of the equity-based compensation awards described below to the following officers listed in the Summary Compensation Table in the Company’s 2015 Proxy Statement:

◦	Mr. Sodaro - 21,112 Option shares and 5,278 PBRSUs

◦	Mr. Boschelli - 18,766 Option shares and 4,692 PBRSUs

On March 2, 2016, the Company, through its subsidiary, Kemper Corporate Services, Inc., executed a Separation Agreement (“Agreement”) with Denise I. Lynch, former Vice President and Property & Casualty Group Executive of the Company, in connection with her previously-announced departure from the Company on February 10, 2016. The Agreement provides Ms. Lynch with a cash severance payment in the gross total amount of $500,000, and up to $15,000 for outplacement services at the Company’s cost through a professional outplacement provider. The Agreement also includes a general release of claims in favor of the Company and its affiliates and certain other restrictive covenants and indemnification provisions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation
Date:	March 3, 2016	/s/ C. Thomas Evans, Jr.
C. Thomas Evans, Jr.
Vice President, Secretary and General Counsel